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                                                                    Exhibit 99.1


               Contacts: Corinthian Colleges, Inc.
                         Dennis Beal, EVP/CFO, Ext. 432
                         Diane Donohue, Director, IR/PR, Ext. 359
                         714.427.3000

                         Cecilia Wilkinson/Rosemary Moothart
                         PondelWilkinson MS&L
                         323.866.6060

     CORINTHIAN COLLEGES TO ACQUIRE CAREER CHOICES AND EAST COAST AERO TECH
 11 NEW CAMPUSES WILL BOLSTER TSI AND CSI DIVISIONS, EXPAND PRESENCE IN PACIFIC
                         NORTHWEST AND ADD NEW CURRICULA

SANTA ANA, CA, JUNE 10, 2003 - CORINTHIAN COLLEGES, INC. (NASDAQ:COCO) today announced that it has signed definitive agreements to acquire all of the outstanding stock of Career Choices, Inc. and its 10 campuses for approximately $56.0 million and, in a separate transaction, substantially all of the assets of East Coast Aero Tech, LLC and its one campus for approximately $2.9 million. The purchase price for both transactions is subject to certain working capital and net equity adjustments to be based on the assets and liabilities of the respective companies as of the closing dates. Corinthian expects to fund the acquisitions with available cash and borrowings from its previously announced $100 million credit facility.

Career Choices operates 10 schools in California, Washington and Oregon under the Sequoia Institute, Ashmead College and Eton Technical Institute trade names.

Career Choices' Sequoia Institute, located in Fremont, California, was founded in 1962 and offers an accredited associate of applied science degree, and diploma and certificate programs in automotive technology and heating/ventilation/air conditioning (HVAC) technology. Sequoia has established strategic relationships with some of the leading automotive names in the industry, including BMW and the Skip Barber Racing School. Sequoia Institute's automotive technology programs, including an ASE* Master Certified Automotive Training Program, will expand Corinthian's high demand automotive and diesel technology programs. According to the Bureau of Labor Statistics (BLS), in the year 2000, automotive technicians held approximately 840,000 jobs in the United States, and BLS expects this number to increase 18% to approximately 991,000 jobs by 2010. The acquisition will also provide Corinthian with its first foothold in the field of HVAC training and the opportunity to adopt this new program into other TSI campuses. Furthermore, the acquisition will create the opportunity to leverage Corinthian's national high school admissions representative team to attract new student enrollments to Sequoia.

Career Choices' Ashmead College, founded in 1974, and its Eton Technical Institute, founded in 1922, collectively operate 9 schools located in Washington and Oregon. These schools offer accredited diploma programs in allied health including the popular fields of massage therapy, dental assisting and medical assisting. Corinthian expects the 9 Ashmead and Eton campuses to create operating and marketing leverage with Corinthian's existing four campuses in the Pacific Northwest. The Ashmead and Eton campuses should also benefit from expected curricula adoptions from Corinthian's library of high demand allied health programs.

East Coast Aero Tech, LLC ("ECAT") operates one campus in Bedford, Massachusetts and has been a leader in aircraft maintenance technology training since 1932. This acquisition will mark Corinthian's entry into the field of aviation maintenance technology training. The BLS estimates that aircraft mechanics and service technicians held approximately 158,000 jobs in 2000, and demand is forecast to increase by 17% to 184,000 jobs by 2010, with estimated annual net replacement needs of approximately 6,000 jobs per year. ECAT offers accredited certificate programs in airframe and powerplant, which prepare students to become Federal Aviation Administration (FAA) certified Aviation Maintenance Technicians. ECAT will add new curricula and growth opportunities to Corinthian's TSI division through the adoption of ECAT programs at other TSI locations. Additionally, ECAT will benefit from Corinthian's high school admissions representative team to attract new student enrollments to this program.

Collectively, the 11 campuses had approximately 3,000 students as of December 31, 2002.



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Corinthian Colleges, Inc.
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Corinthian expects to complete the acquisitions of Career Choices and East Coast
Aero Tech during its fiscal 2004 first quarter ending September 30, 2003, subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions.

Upon completion of the acquisitions, the Sequoia Institute campus and the East Coast Aero Tech campus will both be integrated into Corinthian's technology division (TSI). The Ashmead Colleges and the Eton Technical Institutes will be integrated into Corinthian's allied health division (CSI).

"As we have previously stated, we intend to grow our technology division," said David G. Moore, chairman and chief executive officer of Corinthian. "The acquisition of East Coast Aero Tech brings aviation maintenance technology curricula to Corinthian. Additionally, the acquisition of Career Choices and its Sequoia Institute will expand our presence in the high demand automotive technician field. We believe these two campuses will provide exciting growth opportunities for our technology division, and we will continue to pursue growth opportunities in high growth technology fields."

Moore added, "The acquisitions of Ashmead College and Eton Technical Institute are strategic fits for Corinthian and will expand our geographic footprint in the Pacific Northwest. Ashmead's and Eton's allied health programs complement Corinthian's existing allied health programs in the greater Seattle metropolitan area and, we believe, provide an opportunity for marketing and operating synergies with our existing four Pacific Northwest campuses. We look forward to welcoming the outstanding instructors, dedicated staff and valued students at all 11 campuses into the Corinthian family of colleges."

Career Choices, Inc. is a portfolio company of Lombard North American Partners, L.P., a private equity fund managed by Lombard Investments, Inc.

*National Institute for Automotive Service Excellence

ABOUT CORINTHIAN COLLEGES, INC.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace environment. The company operates 68 colleges and two continuing education centers in 21 states, including 16 colleges in California and 12 in Florida. Upon the expected completion of the acquisition of Career Choices, Inc. and its ten campuses and the acquisition of East Coast Aero Tech, LLC and its one campus in the first quarter of fiscal 2004, and upon the expected openings of the previously announced branch campuses in Chicago, Illinois (fourth quarter of fiscal 2003), in Ft. Lauderdale, Florida (first quarter of fiscal 2004), and in Jacksonville, Florida (third quarter of fiscal 2004), the company will operate 82 colleges and two continuing education centers in 21 states.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, the company's discussion of the opportunities in the aviation, heating/ventilation/air conditioning, and automotive/diesel technology markets, the company's expectations that Sequoia Institute and East Coast Aero Tech will expand the company's technology division and offerings, and the company's expectation that Ashmead College and Eton Technical Institute will provide operating and marketing leverage with the company's other campuses in the Pacific Northwest. Many important factors may cause the company's actual results to differ materially from those discussed in any such forward-looking statements, including without limitation, possible difficulties in obtaining regulatory approvals and the possible failure to occur of other conditions to closing the transactions, increased competition, changes in student perception, changes in the demand for curricula offered by the company, the effectiveness of the company's advertising and promotional efforts, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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